EXHIBIT 20.2
                                                                    ------------



================================================================================







                                  COMPTON PETROLEUM CORPORATION

                                  CONSOLIDATED FINANCIAL STATEMENTS
                                  December 31, 2004





================================================================================

INDEPENDENT AUDITORS' REPORT

To the Shareholders of
Compton Petroleum Corporation

We have audited the consolidated balance sheets of Compton Petroleum Corporation as at December 31, 2004 and 2003 and the consolidated statements of earnings, retained earnings and cash flow for each of the years in the three year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Canada and the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and cash flow for each of the years in the three year period ended December 31, 2004 in accordance with accounting principles generally accepted in Canada.



Calgary, Alberta                                  (SIGNED) "GRANT THORNTON LLP"
Canada
March 15, 2005                                    Chartered Accountants


COMMENTS BY AUDITOR FOR U.S. READERS ON CANADA-U.S. REPORTING DIFFERENCES

The standards of the Public Company Accounting Oversight Board (United States) require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the Company's financial statements, such as the change described in Note 2 to the consolidated financial statements. Also, in the United States of America, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a restatement of the Company's historical financial statements, such as correction of an error in application of accounting principle described in Note 18(f) to the consolidated financial statements. Our report to the shareholders dated March 15, 2005 is expressed in accordance with Canadian reporting standards which do not require a reference to such a change in accounting principles and correction of an error in the Auditors' Report when the change is properly accounted for and adequately disclosed in the consolidated financial statements.



Calgary, Alberta                                  (SIGNED) "GRANT THORNTON LLP"
Canada
March 15, 2005                                    Chartered Accountants

--------------------------------------------------------------------------------
COMPTON PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS
As at December 31,
--------------------------------------------------------------------------------
(thousands of dollars)

                                                       2004           2003
                                                  -----------     -----------
ASSETS

Current
    Cash                                          $    10,068     $    15,548
    Accounts receivable and other                     115,113          94,937
    Unrealized hedge gain (Note 15a) i))                1,985              --
                                                  -----------     -----------

                                                      127,166         110,485
Property and equipment (Note 5)                     1,178,550         942,303
Goodwill (Note 3)                                       7,914              --
Deferred financing charges and other                    9,729          11,532
Deferred risk management loss (Note 15a) ii))           7,252              --
                                                  -----------     -----------
                                                  $ 1,330,611     $ 1,064,320
                                                  ===========     ===========

LIABILITIES

Current
    Bank debt (Note 6)                            $   220,000     $   164,500
    Accounts payable                                  125,483          85,885
    Income taxes payable                                  301           2,757
                                                  -----------     -----------

                                                      345,784         253,142
Senior term notes (Note 7)                            198,594         213,246
Asset retirement obligations (Note 9)                  18,006          17,329
Unrealized hedge liability (Note 15a)iii))             11,416              --
Future income taxes (Note 14b)                        261,196         223,807
Non-controlling interest (Note 4)                      71,537            (110)
                                                  -----------     -----------
                                                      906,533         707,414
                                                  -----------     -----------
SHAREHOLDERS' EQUITY

Capital stock (Note 10b)                              135,526         131,577
Contributed surplus (Note 11c)                          3,840             760
Retained earnings                                     284,712         224,569
                                                  -----------     -----------
                                                      424,078         356,906
                                                  -----------     -----------

                                                  $ 1,330,611     $ 1,064,320
                                                  ===========     ===========

Commitments and contingent liabilities (Note 17)




On behalf of the Board


/s/ M.F. Belich                              /s/ J.A. Thomson
---------------------------                 ---------------------------
M.F. Belich                                 J.A. Thomson
Director                                    Director

        See accompanying notes to the consolidated financial statements.

--------------------------------------------------------------------------------
COMPTON PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
Years ended December 31,
--------------------------------------------------------------------------------
(thousands of dollars, except per share data)

                                                              2004             2003            2002
                                                           ---------        ---------        ---------
REVENUE
  Oil and natural gas revenues                             $ 391,659        $ 346,565        $ 226,597
  Royalties                                                  (93,416)         (82,566)         (47,497)
                                                           ---------        ---------        ---------
                                                             298,243          263,999          179,100
                                                           ---------        ---------        ---------

EXPENSES
  Operating                                                   55,655           49,916           45,546
  Transportation                                               8,595            8,447            8,167
  General and administrative                                  15,215           12,206            9,845
  Interest and finance charges (Note 8)                       33,733           30,595           23,197
  Depletion and depreciation                                  82,554           61,749           55,473
  Foreign exchange (gain) loss (Note 7)                      (14,631)         (47,368)           1,583
  Accretion of asset retirement obligations (Note 9)           1,670            1,436            1,241
  Stock-based compensation (Note 11c) and d))                  3,410              793              190
  Risk management loss (gain) (Note 15a)iv))                   8,808            4,132           (4,424)
                                                           ---------        ---------        ---------
                                                             195,009          121,906          140,818
                                                           ---------        ---------        ---------

EARNINGS BEFORE TAXES AND NON-CONTROLLING INTEREST           103,234          142,093           38,282
                                                           ---------        ---------        ---------

INCOME TAXES  (Note 14a)
  Current                                                      2,751            3,282            1,428
  Future                                                      33,432           20,041           18,542
                                                           ---------        ---------        ---------
                                                              36,183           23,323           19,970
                                                           ---------        ---------        ---------

EARNINGS BEFORE NON-CONTROLLING INTEREST                      67,051          118,770           18,312

Non-controlling interest (Note 4)                              3,418             (110)              --
                                                           ---------        ---------        ---------

NET EARNINGS                                               $  63,633        $ 118,880        $  18,312
                                                           =========        =========        =========

NET EARNINGS PER SHARE (Note 12)
  Basic                                                    $    0.54        $    1.02        $    0.16
                                                           =========        =========        =========

  Diluted                                                  $    0.51        $    0.97        $    0.16
                                                           =========        =========        =========

------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
Years ended December 31,
------------------------------------------------------------------------------------------------------
(thousands of dollars)
                                                              2004             2003             2002
                                                           ---------        ---------        ---------
RETAINED EARNINGS, beginning of year                       $ 224,569        $ 112,039        $  96,093
Net earnings                                                  63,633          118,880           18,312
Premium on redemption of shares (Note 10b)                    (3,490)          (6,350)          (2,366)
                                                           ---------        ---------        ---------

RETAINED EARNINGS, end of year                             $ 284,712        $ 224,569        $ 112,039
                                                           =========        =========        =========

        See accompanying notes to the consolidated financial statements.

------------------------------------------------------------------------------------------------------
COMPTON PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
Years ended December 31,
------------------------------------------------------------------------------------------------------
(thousands of dollars)

                                                             2004              2003             2002
                                                           ---------        ---------        ---------
OPERATING ACTIVITIES
  Net earnings                                             $  63,633        $ 118,880        $  18,312
  Amortization of deferred charges and other                   2,101            2,208            1,367
  Depletion and depreciation                                  82,554           61,749           55,473
  Accretion of asset retirement obligations                    1,670            1,436            1,241
  Unrealized foreign exchange (gain) loss                    (14,652)         (47,388)           1,583
  Future income taxes                                         33,432           20,041           18,542
  Unrealized risk management loss (Note 15a)iv))               2,179               --               --
  Stock-based compensation                                     3,410              760               --
  Asset retirement expenditures                                 (614)          (2,683)            (446)
  Non-controlling interest                                     3,418             (110)              --
                                                           ---------        ---------        ---------
  Cash flow from operations                                  177,131          154,893           96,072
  Change in non-cash working capital (Note 16)               (12,594)           1,318           (5,166)
                                                           ---------        ---------        ---------
                                                             164,537          156,211           90,906
                                                           ---------        ---------        ---------
FINANCING ACTIVITIES
  Issuance (repayment) of bank debt                           43,373          124,500         (190,000)
  Issuance of senior notes                                        --               --          259,050
  Deferred financing charges                                      --             (128)         (14,810)
  Proceeds from share issuances, net                           3,258            6,400           18,177
  Proceeds from partnership unit issuance                     74,343               --               --
  Distributions to partner                                    (6,114)              --               --
  Redemption of common shares                                 (4,005)          (7,942)          (3,026)
  Change in non-cash working capital (Note 16)                   324           (1,387)           3,514
                                                           ---------        ---------        ---------
                                                             111,179          121,443           72,905
                                                           ---------        ---------        ---------

INVESTING ACTIVITIES
  Property and equipment additions                          (296,676)        (222,055)        (127,993)
  Corporate acquisitions (Note 3)                            (12,132)              --               --
  Property acquisitions                                      (20,830)         (65,622)         (44,857)
  Property dispositions                                       19,276            2,194           17,700
  Change in non-cash working capital (Note 16)                29,166            8,652            1,012
                                                           ---------        ---------        ---------
                                                            (281,196)        (276,831)        (154,138)
                                                           ---------        ---------        ---------

CHANGE IN CASH                                                (5,480)             823            9,673

CASH, beginning of year                                       15,548           14,725            5,052
                                                           ---------        ---------        ---------

CASH, end of year                                          $  10,068        $  15,548        $  14,725
                                                           =========        =========        =========

        See accompanying notes to the consolidated financial statements.

--------------------------------------------------------------------------------
COMPTON PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Tabular amounts in thousands of dollars, unless otherwise stated)
December 31, 2004
--------------------------------------------------------------------------------

1.    SIGNIFICANT ACCOUNTING POLICIES

      Compton Petroleum Corporation (the "Company" or "Compton") is in the business of the exploration for and production of petroleum and natural gas reserves in the Western Canadian Sedimentary Basin.

a)    BASIS OF PRESENTATION

      The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in Canada within the framework of the accounting policies summarized below. Information prepared in accordance with accounting principles generally accepted in the United States is included in Note 18.

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries from their respective dates of acquisition. The consolidated financial statements also include the accounts of Mazeppa Processing Partnership in accordance with Accounting Guideline 15 ("AcG-15") "Consolidation of Variable Interest Entities", as outlined in Note 4.

      All amounts are presented in Canadian dollars unless otherwise stated.

b)    MEASUREMENT UNCERTAINTY

      The timely preparation of financial statements requires that Management make estimates and assumptions and use judgment regarding assets, liabilities, revenues and expenses. Such estimates relate primarily to transactions and events that have not settled as of the date of the financial statements. Accordingly, actual results may differ from estimated amounts as future confirming events occur.

      Amounts recorded for depletion and depreciation, asset retirement obligations and amounts used in impairment test calculations are based upon estimates of petroleum and natural gas reserves and future costs to develop those reserves. By their nature, these estimates of reserves, costs and related future cash flows are subject to uncertainty, and the impact on the consolidated financial statements of future periods could be material.

c)    PROPERTY AND EQUIPMENT

      i)     Capitalized costs

             The Company follows the full cost method of accounting for its petroleum and natural gas operations as determined by the Canadian Institute of Chartered Accounts ("CICA"), Accounting Guideline 16 ("AcG-16"). Under this method all costs related to the exploration for and development of petroleum and natural gas reserves are capitalized. Costs include lease acquisition costs, geological and geophysical expenses, costs of drilling both producing and non-producing wells, production facilities, asset retirement costs and certain general and administrative expenses directly related to exploration and development activities.

             Proceeds from the sale of properties are applied against capitalized costs, without any gain or loss being realized, unless such sale would significantly alter the rate of depletion and depreciation.

             Expenditures related to renewals or betterments that improve the productive capacity or extend the life of an asset are capitalized. Maintenance and repairs are expensed as incurred.

      ii)    Depletion and depreciation

             Depletion and depreciation of property and equipment is provided using the unit-of-production method based upon estimated proved petroleum and natural gas reserves. The costs of significant undeveloped properties are excluded from costs subject to depletion until it is determined whether or not proved reserves are attributable to the properties or impairment has occurred. Estimated future costs to be incurred in developing proved reserves are included in costs subject to depletion. For depletion and depreciation purposes, relative volumes of natural gas production and reserves are converted at the energy equivalent conversion rate of six thousand cubic feet of natural gas to one barrel of crude oil.

             Depreciation of certain midstream facilities is provided for on a straight line basis over 30 years and depreciation of office equipment is provided for on a declining balance basis at 20% per annum.

      iii)   Impairment test

             At each reporting period the Company performs an impairment test to determine the recoverability of capitalized costs associated with reserves. An impairment loss is recognized when the carrying amount of a cost centre exceeds its fair value. The carrying amount of the cost centre is not recoverable if the carrying amount exceeds the sum of the undiscounted cash flows from proved reserves plus the costs of unproved properties. If the sum of the cash flows is less than the carrying amount, the impairment loss is limited to the amount by which the carrying amount exceeds the sum of the fair value of proved and probable reserves and the costs of unproved properties that have been subject to a separate impairment test and contain no probable reserves.

      iv)    Asset retirement obligations

             The Company recognizes the fair value of estimated asset retirement obligations on the consolidated balance sheet when a reasonable estimate of fair value can be made. Asset retirement obligations include those legal obligations where the Company will be required to retire tangible long-lived assets such as well sites, pipelines and facilities. The asset retirement cost, equal to the initially estimated fair value of the asset retirement obligation, is capitalized as part of the cost of the related long-lived asset. Changes in the estimated obligation resulting from revisions to estimated timing or amount of undiscounted cash flows are recognized as a change in the asset retirement obligation and the related asset retirement cost.

             Asset retirement costs are amortized using the unit-of-production method and are included in depletion and depreciation in the consolidated statement of earnings. Increases in the asset retirement obligations resulting from the passage of time are recorded as accretion of asset retirement obligations in the consolidated statement of earnings.

      v)     Inventories

             Physical inventory held for exploration, development and operating activities is included in property and equipment and is valued at cost.

d)    GOODWILL

      Goodwill is recorded on a corporate acquisition when the purchase price is in excess of the fair values assigned to assets acquired and liabilities assumed. Goodwill is not amortized and an impairment test is performed at least annually to evaluate the carrying value. To assess impairment the fair value of the reporting unit is determined and compared to the carrying value. If fair value is less than the carrying value then a second test is performed to determine the amount of the impairment. Any loss recognized is equal to the difference between the implied fair value and the carrying value of the goodwill.

e)    FINANCIAL INSTRUMENTS

      Financial instruments consist mainly of accounts receivable and other, accounts payable and long-term debt. There are no significant differences between the carrying value of these financial instruments and their estimated fair value except as disclosed in Note 15b)ii).

      The Company uses financial instruments for non-trading purposes to manage fluctuations in commodity prices, foreign currency exchange rates and interest rates, as described in Note 15. The Company has elected not to designate any of its current risk management activities as accounting hedges and accounts for all derivative financial instruments using the mark-to-market accounting method.

f)    JOINT OPERATIONS

      Certain petroleum and natural gas activities are conducted jointly with others. These consolidated financial statements reflect only the Company's proportionate interest in such activities.

g)    FLOW-THROUGH SHARES

      Resource expenditure deductions for income tax purposes related to exploration and development activities funded by flow-through share arrangements are renounced to investors in accordance with income tax legislation. The liability for future income taxes is increased and capital stock is reduced by the estimated tax benefits transferred to shareholders at the time the resource expenditure deductions are renounced.

h)    EARNINGS PER SHARE AMOUNTS

      The Company uses the treasury stock method to determine the dilutive effect of stock options. This method assumes that proceeds received from the exercise of in-the-money stock options are used to repurchase common shares at the average market price for the period. Basic net earnings per common share are determined by dividing net earnings by the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed by giving effect to the potential dilution that would occur if stock options were exercised.

i)    INCOME TAXES

      Income taxes are recorded using the liability method of accounting. Future income taxes are calculated based on the difference between the accounting and income tax basis of an asset or liability, using the substantively enacted income tax rates. Changes in income tax rates that are substantively enacted are reflected in the accumulated future income tax balances in the period the change occurs.

j)    REVENUE RECOGNITION

      Revenue associated with the production and sale of crude oil, natural gas and natural gas liquids owned by the Company is recognized when the purchaser takes possession of the commodity product. Other revenue is recognized in the period that the service is provided to the customer.

k)    STOCK-BASED COMPENSATION PLAN

      The Company has stock-based compensation plans which include stock options and an employee stock savings plan.

      The Company records compensation expense in the consolidated statements of earnings for stock options granted to Directors, Officers and employees using the fair-value method. Compensation costs are recognized over the vesting period. Fair values are determined using the Black-Scholes option pricing model.

      The Company matches employee contributions to the stock savings plan and these cash payments are recorded as compensation expense as incurred.

l)    DEFERRED FINANCING CHARGES

      Financing costs related to the issuance of the senior term notes have been deferred and are amortized over the term of the notes on a straight-line basis.

m)    FOREIGN CURRENCY TRANSLATION

      Long-term debt payable in U.S. dollars is translated into Canadian dollars at the period-end exchange rate, with any resulting adjustment recorded in the consolidated statement of earnings.

n)    DIVIDEND POLICY

      The Company has neither declared nor paid any dividends on its common shares. The Company intends to retain its earnings to finance growth and expand its operations and does not anticipate paying any dividends on its common shares in the foreseeable future.

o)    DEFINED BENEFIT PENSION PLAN

      The Company accrues for obligations under a defined benefit pension plan and the related costs, net of plan assets. The cost of the pension is actuarially determined using the projected benefit method based on length of service and reflects Management's best estimate of expected plan investment performance, salary escalation and retirement age of employees.

p)    RECLASSIFICATION

      Certain information provided for prior years has been reclassified to conform with the current period presentation.


2.    CHANGES IN ACCOUNTING POLICY

HEDGING RELATIONSHIPS

On January 1, 2004, the Company adopted the amendments made to the CICA modified Accounting Guideline 13 ("AcG-13") "Hedging Relationships" and Emerging Issues Committee Abstract 128 ("EIC 128"), "Accounting for Trading, Speculative or Non Trading Derivative Financial Instruments". Derivative instruments that do not qualify for hedge accounting or are not designated as hedges, are recorded on the balance sheet as either an asset or liability with changes in fair value recognized in earnings.

The Company has elected not to designate any of its risk management activities in place at December 31, 2003 as accounting hedges under AcG-13 and accordingly, accounts for all derivative financial instruments using the mark-to-market accounting method. The impact on the Company's consolidated financial statements at January 1, 2004 was the recognition of an unrealized hedge liability of $10.9 million and a deferred risk management loss of $10.9 million, before tax. The deferred risk management loss is charged to earnings as the contracts are settled and the liability is re-valued at each balance sheet date with any gain or loss recognized in earnings.

3.    BUSINESS COMBINATIONS

On April 12, 2004 and November 15, 2004, respectively, the Company acquired 100% of the issued and outstanding shares of Redwood Energy, Ltd. and Mayfair Energy Ltd. for total cash consideration of $12.1 million plus the assumption of $12.1 million of debt. Both were independent exploration and production companies with operations in the Company's core areas.

The business combinations have been accounted for using the purchase method with results of operations included in the consolidated financial statements from the date of acquisition. Goodwill recognized on these transactions amounted to $7.9 million.

During the year, both companies were wound up into Compton Petroleum Corporation and dissolved.

4.    NON-CONTROLLING INTEREST

Mazeppa Processing Partnership ("MPP" or "the Partnership") is a limited partnership organized under the laws of the province of Alberta and owns certain midstream facilities, including gas plants and pipelines in Southern Alberta. The Company processes a significant portion of its production from the area through these facilities pursuant to a processing agreement with MPP. The Company does not have an ownership position in MPP, however, the Company, through a management agreement, manages the activities of MPP and is considered to be the primary beneficiary of MPP's operations. Pursuant to AcG-15, these consolidated financial statements include the assets, liabilities and operations of the Partnership. Equity in the Partnership, attributable to the partners of MPP, is recorded on consolidation as a non-controlling interest and is comprised of the following:

As at December 31,                                                   2004               2003
----------------------------------------------------------------------------------------------
Non-controlling interest, beginning of year                       $     (110)       $       --
   Proceeds from issue of partnership units, net                      74,343                --
   Earnings (loss) attributable to non-controlling interest            3,418              (110)
   Distributions to limited partner                                   (6,114)               --
                                                                  ----------        ----------

Non-controlling interest, end of year                             $   71,537        $     (110)
                                                                  ==========        ==========

Commencing May 1, 2004, pursuant to the terms of a processing agreement between Compton and MPP, Compton pays a monthly fee to MPP for the transportation and processing of natural gas through the MPP owned facilities. The fee is comprised of a fixed base fee of $764 thousand per month plus MPP operating costs, net of third party revenues. These amounts are eliminated from revenues and expenses on consolidation.

The processing agreement has a five year term ending April 1, 2009, at which time Compton may renew the agreement under terms determined at that time or purchase the Partnership units for the predetermined amount of $55 million, deemed to be fair value. In the event that the Company does not renew the processing agreement nor exercise the purchase option, the Limited Partner may dispose of the Partnership units to an independent third party.

MPP has guaranteed payment of certain obligations of its limited partner under a credit agreement between the limited partner and a syndicate of lenders. The maximum liability of the Partnership under the guarantee is limited to amounts due and payable to MPP by the Company pursuant to the processing agreement. The maximum liability at December 31, 2004 is $39.7 million payable over the remaining term of the processing agreement. The Company has determined that its exposure to loss under these arrangements is minimal, if any.

5.    PROPERTY AND EQUIPMENT

As at December 31,                               2004                                               2003
------------------------------------------------------------------------------------------------------------------------------
                                               ACCUMULATED                                      Accumulated
                                              DEPLETION AND                                    depletion and
                                COST          DEPRECIATION         NET            Cost          depreciation         Net
                             ------------    ---------------    -----------    -----------     --------------    -------------
Exploration and
development costs            $ 1,161,396      $  (281,614)     $   879,782     $   931,970      $  (212,223)     $   719,747

Production equipment
and processing
facilities                       317,477          (34,150)         283,327         231,918          (21,411)         210,507

Inventory                          6,187               --            6,187           2,246               --            2,246

Future asset
retirement costs                   9,576           (3,111)           6,465          10,557           (3,422)           7,135

Office equipment                   6,005           (3,216)           2,789           5,143           (2,475)           2,668
                             -----------      -----------      -----------     -----------      -----------      -----------

                             $ 1,500,641      $  (322,091)     $ 1,178,550     $ 1,181,834      $  (239,531)     $   942,303
                             ===========      ===========      ===========     ===========      ===========      ===========

Employee salaries and insurance costs of $4.6 million (2003 - $4.0 million) directly related to exploration and development activities are capitalized. No other general and administrative costs are capitalized.

Future capital expenditures of $89.1 million (2003 - $62.4 million; 2002 - $37.5 million), as estimated by independent engineers, relating to the development of proved reserves have been included in costs subject to depletion. Undeveloped properties with a cost at December 31, 2004 of $187.8 million (2003 - $161.9 million; 2002 - $155.0 million) included in exploration and development costs, have not been subject to depletion.

The prices used in the impairment test evaluation of the Company's natural gas, crude oil and natural gas liquids reserves were:

             As at December 31, 2004                   NATURAL GAS            OIL              NGL
                                                      --------------      ------------      -----------
                                                        $ per mcf         $ per bbl         $ per bbl
             2005                                       $    7.03         $   46.13         $  42.67
             2006                                       $    6.77         $   43.75         $  40.28
             2007                                       $    6.57         $   40.60         $  36.64
             2008                                       $    6.24         $   38.05         $  34.14
             2009                                       $    6.04         $   36.33         $  32.52
             Approximate % increase thereafter                1.5               1.5              1.5

6.    CREDIT FACILITIES

As at December 31,                                     2004               2003
--------------------------------------------------------------------------------

Authorized                                          $240,000            $185,000
                                                    ========            ========

Prime rate                                             3,000              21,000
Bankers' Acceptance                                  217,000             143,500
                                                    --------            --------

Utilized                                            $220,000            $164,500
                                                    ========            ========

As of December 31, 2004, the Company had arranged authorized senior credit facilities with a syndicate of Canadian banks in the amount of $240 million. Advances under the facilities can be drawn and currently bear interest as follows:

      Prime rate plus 0.45%
      Bankers' Acceptance rate plus 1.45%
      LIBOR rate plus 1.45%

Margins are determined based on the ratio of total consolidated debt to consolidated cash flow. These facilities mature on July 7, 2005.

The senior credit facilities are secured by a first fixed and floating charge debenture in the amount of $325.0 million covering all the Company's assets and undertakings.


7.    SENIOR TERM NOTES

As at December 31,                                        2004            2003
--------------------------------------------------------------------------------
Senior term notes (U.S. $165.0 million)
   Proceeds on issuance                                $ 259,051      $ 259,051
   Cumulative unrealized foreign exchange gain           (60,457)       (45,805)
                                                       ---------      ---------
                                                       $ 198,594      $ 213,246
                                                       =========      =========

The senior term notes bear interest at 9.90%, semi-annual, with principal repayable on May 15, 2009 and are subordinate to the Company's bank credit facilities.

The notes are not redeemable prior to May 15, 2006, except in limited circumstances. After that time, they can be redeemed in whole or part, at the rates indicated below:

      May 15, 2006                                    104.950%
      May 15, 2007                                    102.475%
      May 15, 2008 and thereafter                     100.000%

The Company entered into a cross currency, interest rate swap arrangement with its banking syndicate whereby interest paid by the Company on the U.S. $165.0 million principal amount is based upon the 90 day Bankers' Acceptance rate plus 4.85%, calculated on the $259.0 million proceeds of issuance. This arrangement resulted in an effective interest rate of 7.24% during year ended December 31, 2004 (2003 - 7.85%) net of gains realized on the swap arrangement, see Note
15a)iv).

The unrealized foreign exchange gain recognized in 2004 was $14.7 million (2003
- $47.4 million), and the accumulated unrealized gain to December 31, 2004 is $60.5 million.

8.    INTEREST AND FINANCE CHARGES

Amounts charged to expense during the year ended are as follows:

YEARS ENDED DECEMBER 31,                        2004         2003          2002
--------------------------------------------------------------------------------
Interest on bank debt, net                   $ 9,662       $ 6,611       $ 5,339
Interest on senior term notes                 21,281        21,711        15,932
Finance charges                                2,790         2,273         1,926
                                             -------       -------       -------

Total                                        $33,733       $30,595       $23,197
                                             =======       =======       =======

Finance charges include the amortization of deferred charges and current year expenses.

9.    ASSET RETIREMENT OBLIGATIONS

The following table presents the reconciliation of the beginning and ending aggregate carrying amount of the obligations associated with the retirement of oil and natural gas assets:

As at December 31,                                          2004          2003
--------------------------------------------------------------------------------

Asset retirement obligations, beginning of year          $ 17,329      $ 17,335
Liabilities incurred                                        3,357         1,241
Liabilities settled and disposed                           (4,350)       (2,683)
Accretion expense                                           1,670         1,436
                                                         --------      --------

Asset retirement obligations, end of year                $ 18,006      $ 17,329
                                                         ========      ========

The total undiscounted amount of estimated cash flows required to settle the obligations is $148.9 million (2003 - $135.1 million), which has been discounted using a credit-adjusted risk free rate of 10.8%. The majority of these obligations are not expected to be settled for several years or decades into the future. Settlements will be funded from general Company resources at the time of retirement and removal.

10.   CAPITAL STOCK

a)    AUTHORIZED

      The Company is authorized to issue an unlimited number of common shares and an unlimited number of preferred shares, issuable in series.

b)    ISSUED AND OUTSTANDING

As at December 31,                             2004                              2003
-------------------------------------------------------------         --------------------------
                                    NUMBER OF                         Number of
                                      SHARES          AMOUNT            shares          Amount
                                    ---------        ---------        ---------        ---------
                                       (000s)                           (000s)
Common shares outstanding,
  beginning of year                   116,423        $ 131,577          116,271        $ 128,079
  Shares issued for cash, net              --               --              587            2,712
  Shares issued for property              110              875               15               81
  Shares issued under stock
    option plan                         1,271            3,589              913            2,296
  Shares repurchased                     (450)            (515)          (1,363)          (1,591)
                                    ---------        ---------        ---------        ---------

Common shares outstanding,
  end of year                         117,354        $ 135,526          116,423        $ 131,577
                                    =========        =========        =========        =========

      Effective March 10, 2004, the Company received approval from the Toronto Stock Exchange for a Normal Course Issuer Bid (the "Bid"). Under the Bid, the Company could purchase for cancellation up to 5,800,000 of its common shares, representing 4.95% of the 117,242,073 common shares outstanding as of February 29, 2004. The Bid expired on March 9, 2005 and was subsequently renewed.

      During the year, the Company purchased for cancellation 450,100 common shares at an average price of $8.90 per share (2003 - 1,363,400 shares at an average price of $5.83 per share) pursuant to a normal course issuer bid. The excess of the purchase price over book value has been charged to retained earnings.

      In February 2005, the Company issued 7,500,000 common shares in the capital of the Company for gross proceeds of $90.0 million before underwriters' fees of $3.6 million and expenses of issue estimated to be $0.4 million. The net proceeds of this offering were initially used to repay a portion of the current indebtedness of the Company under the credit facilities and thereafter, to expand and accelerate the Company's capital expenditure program.

c) SHAREHOLDER RIGHTS PLAN

      The Company has a shareholder rights plan (the "Plan") to ensure all shareholders are treated fairly in the event of a take-over offer or other acquisition of control of the Company.

      Pursuant to the Plan, the Board of Directors authorized and declared the distribution of one Right in respect of each common share outstanding. In the event that an acquisition of 20% or more of the Company's shares is completed and the acquisition is not a permitted bid, as defined by the Plan, each Right will permit the holder to acquire common shares at a 50% discount to the market price at that time.


11.   STOCK-BASED COMPENSATION PLANS

a) STOCK OPTION PLAN

The Company has implemented a stock option plan for Directors, Officers and employees. The exercise price of each option approximates the market price for the common shares on the date the option was granted. Options granted under the plan before June 1, 2003 are generally fully exercisable after four years and expire ten years after the grant date. Options granted under the plan after June 1, 2003 are generally fully exercisable after four years and expire five years after the grant date.

The following tables summarize the information relating to stock options:

    As at December 31,                            2004                                    2003
    ----------------------------------------------------------------     --------------------------------
                                                           WEIGHTED                            Weighted
                                                            AVERAGE                            average
                                                           EXERCISE                            exercise
                                      STOCK OPTIONS          PRICE       Stock Options          price
                                      -------------     ------------     -------------       ------------
                                         (000S)                               (000s)
        Outstanding, beginning
           of year                         10,672          $   2.54          10,357           $   2.21
        Granted                             2,549          $   7.34           1,503           $   5.18
        Exercised                          (1,271)         $   2.56            (913)          $   2.52
        Cancelled                            (295)         $   5.26            (275)          $   4.63
                                        ---------         ---------       ---------           --------

        Outstanding, end of year           11,655          $   3.51          10,672           $   2.54
                                        =========         =========       =========           ========

        Exercisable, end of year            7,812          $   2.19           7,763           $   1.77
                                        =========         =========       =========           ========

The range of exercise prices of stock options outstanding and exercisable at December 31, 2004 are as follows:

                                               Outstanding Options                           Exercisable Options
                                --------------------------------------------------     --------------------------------
                                                     Weighted
                                                     average           Weighted                             Weighted
                                 Number of          remaining          average           Number of           average
                                  options          contractual         exercise           options           exercise
Range of Exercise Prices        outstanding        life (years)         price           outstanding           price
                                -------------     ---------------    -------------     --------------      ------------
                                   (000s)                                                 (000s)
$0.60 - $0.99                       2,875               1.8            $   0.64            2,875              $   0.64
$1.00 - $2.99                       2,168               4.1                1.73            2,166                  1.73
$3.00 - $3.99                       1,702               6.3                3.43            1,279                  3.32
$4.00 - $4.99                       1,799               7.1                4.29              992                  4.19
$5.00 - $6.99                       1,335               4.0                5.86              392                  5.89
$7.00 - $10.80                      1,776               4.4                7.88              108                  7.58
                                -------------     ---------------    -------------     --------------      ------------
                                   11,655               4.3            $   3.51            7,812              $   2.19
                                =============     ===============    =============     ==============      ============

b)    STOCK OPTIONS GRANTED PRIOR TO JANUARY 1, 2003

The Company has not recorded stock-based compensation expense in the consolidated statements of earnings related to stock options granted prior to 2003. If the Company had applied the fair-value method to options granted prior to 2003, the Company's pro-forma net earnings and net earnings per share would have been as indicated below:

Years ended December 31,                                 2004                2003              2002
------------------------------------------------------------------------------------------------------
Net earnings
     As reported                                   $     63,633        $     118,880      $     18,312
     Less fair value of stock options                    (1,545)              (2,317)           (3,317)
                                                      =========           ==========         =========

     Pro-forma                                     $     62,088        $     116,563      $     14,995
                                                      =========           ==========         =========
Net earnings per common share - basic
     As reported                                   $       0.54        $        1.02      $       0.16
     Pro-forma                                     $       0.53        $        1.00      $       0.13

Net earnings per common share - diluted
     As reported                                   $       0.51        $        0.97      $       0.16
     Pro-forma                                     $       0.50        $        0.95      $       0.13


c)    STOCK OPTIONS GRANTED AFTER JANUARY 1, 2003

The Company has recorded stock-based compensation expense in the consolidated statement of earnings for stock options granted to Directors, Officers and employees after January 1, 2003 using the fair value method.

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with weighted average assumptions for grants as follows:

Years ended December 31,                                                     2004         2003
-----------------------------------------------------------------------------------     -------
Weighted average fair value of options granted                          $    3.70      $  3.01
Risk-free interest rate                                                       3.9%         4.3%
Expected lives (years)                                                        5.0          6.1
Expected volatility                                                          49.6%        56.0%

The following table presents the reconciliation of contributed surplus with respect to stock-based compensation:

As at December 31                                                            2004         2003
----------------------------------------------------------------------------------     --------
Contributed surplus, beginning of year                                  $     760      $    --
Stock-based compensation expense                                            3,410          760
Stock options exercised                                                      (330)          --
                                                                        ----------     --------

Contributed surplus, end of year                                        $   3,840      $   760
                                                                        ==========     ========

d)    SHARE APPRECIATION RIGHTS PLAN

CICA Handbook section 3870 requires recognition of compensation costs with respect to changes in the intrinsic value for the variable component of fixed options. During the year ended December 31, 2004, there were no significant compensation costs related to the outstanding variable component of these share appreciation rights (2003 - $33,000; 2002 - $190,000). The liability related to the variable component of these options amounts to $1.7 million, which is included in accounts payable as at December 31, 2004 (2003 - $2.4 million). All outstanding options having a variable component expire at various times through 2011.


12.   PER SHARE AMOUNTS

The following table summarizes the common shares used in calculating net earnings per common share:

As at December 31,                                             2004             2003              2002
------------------------------------------------------------------------    ------------     -------------
                                                              (000S)            (000s)           (000s)
Weighted average common shares outstanding - basic              117,244         116,267           113,428
Effect of stock options                                           6,789           5,856             4,572
                                                            ------------    ------------     -------------

Weighted average common shares outstanding - diluted            124,033         122,123           118,000
                                                            ============    ============     =============

In calculating diluted earnings per common share for the year ended December 31, 2004, the Company excluded 288,000 options (2003 - 615,100; 2002 - 2,193,662), as the exercise price was greater than the average market price of its common shares in those years.


13.   DEFINED BENEFIT PENSION PLAN

Substantially all of the employees of MPP are enrolled in a co-sponsored, defined benefit pension plan. The Company does not have a pension plan for other employees. Information relating to the MPP retirement plan is outlined below:

As at December 31,                                                       2004             2003
--------------------------------------------------------------------------------      -----------
Accrued benefit obligation                                            $    5,855      $    5,331
                                                                      ----------      ----------

Fair value of plan assets                                             $    5,221      $    4,488
                                                                      ----------      ----------

Funded status
   Plan assets less than benefit obligation                           $     (634)     $     (843)
   Unamortized net actuarial gain                                           (269)           (221)
   Unamortized past service costs                                            933           1,000
                                                                      ----------      ----------

Accrued benefit (liability), included in deferred financing
charges and other                                                     $       30      $      (64)
                                                                      ==========      ==========

Economic assumptions used to determine benefit obligation and periodic expense are:

Years ended December 31,                                                    2004             2003
--------------------------------------------------------------------------------       ----------
Discount rate                                                               6.3%             6.3%
Expected rate of return on assets                                           7.0%             7.0%
Rate of compensation increase                                               4.5%             4.0%
Average remaining service period of covered employees                   15 years         15 years

Actuarial evaluations are required every three years, the most recent being January 1, 2003.

Pension expense, included in MPP operating costs, is as follows:

Years ended December 31,                                                    2004             2003
--------------------------------------------------------------------------------      -----------
Current service cost                                                  $      190      $       111
Interest on accrued benefit obligation                                       336              173
Interest on assets                                                          (333)            (152)
Amortization on past service cost                                             67               37
                                                                      -----------     ------------

Pension expense                                                       $      260      $       169
                                                                      -----------     ------------

MPP expects to contribute $354 thousand to the plan in 2005. Contributions by the participants to the pension plan were $66 thousand for the year ended December 31, 2004.


14.   INCOME TAXES

a) The following table reconciles income taxes calculated at the Canadian statutory rate with actual income taxes:

      Years ended December 31,                                       2004            2003            2002
      -------------------------------------------------------------------       ---------       ---------
      Earnings before taxes                                     $ 103,234       $ 142,093       $  38,282
                                                                ---------       ---------       ---------

      Canadian statutory rate                                        38.6%           40.6%           42.1%
      Expected income taxes                                     $  39,848       $  57,690       $  16,117
      Effect on taxes resulting from:
        Non-deductible crown charges                               17,611          23,922          17,103
        Resource allowance                                        (13,535)        (16,485)        (14,471)
        Federal capital tax                                         2,526           2,497           1,428
        Statutory tax rate reductions                              (8,359)        (37,130)         (1,340)
        Non-taxable portion of foreign exchange (gain) loss        (2,831)         (8,202)            334
        Other                                                         923           1,031             799
                                                                ---------       ---------       ---------

      Provision for income taxes                                $  36,183       $  23,323       $  19,970
                                                                =========       =========       =========

      Current
         Income taxes                                           $     225       $     785       $      --
         Federal capital taxes                                      2,526           2,497           1,428
      Future                                                       33,432          20,041          18,542
                                                                ---------       ---------       ---------

                                                                $  36,183       $  23,323       $  19,970
                                                                =========       =========       =========

      Effective tax rate                                             35.0%           16.4%           52.2%
                                                                ---------       ---------       ---------

A significant portion of the Company's taxable income is generated by a partnership. Income taxes are incurred on the partnership's taxable income in the year following its inclusion in the Company's consolidated net earnings.

Current income tax will vary and is dependent upon the amount of capital expenditures incurred and the method of deployment.

In 2004, the Government of Alberta introduced legislation to reduce its corporate income tax rate from 12.5% to 11.5% and retain the resource allowance and non-deductible crown royalties regime until 2007.

b)    The net future income tax liability is comprised of:

      As at December 31,                                                     2004              2003
      -------------------------------------------------------------------------------     -------------
      Future income tax liabilities
        Property and equipment in excess of tax values                  $    199,931      $    169,855
        Timing of partnership items                                           67,089            62,975
        Foreign exchange gain on long-term debt                               10,169             7,934
      Future income tax assets
        Attributed Canadian royalty income                                    (9,015)           (9,667)
        Asset retirement obligations                                          (6,057)           (6,024)
        Non-capital losses carried forward                                       (53)             (789)
        Other                                                                   (868)             (477)
                                                                        -------------     -------------
      Net future income tax liability                                   $    261,196      $    223,807
                                                                        =============     =============

15.   FINANCIAL INSTRUMENTS

a)    DERIVATIVE FINANCIAL INSTRUMENTS AND RISK MANAGEMENT ACTIVITIES

      The Company is exposed to risks from fluctuations in commodity prices, interest rates and Canada/US currency exchange rates. The Company utilizes various derivative financial instruments for non-trading purposes to manage and mitigate its exposure to these risks. As outlined in Note 2, effective January 1, 2004, the Company elected to account for all derivative financial instruments using the mark-to-market method.

      Risk management activities during the year, utilizing derivative instruments, relate to commodity price hedges and cross currency interest rate swap arrangements and are summarized below:

      i)     COMMODITY PRICE HEDGES

             The Company enters into hedge transactions relating to crude oil and natural gas prices to mitigate volatility in commodity prices. The contracts entered into are forward transactions providing the Company with a range of prices on the commodities sold. Outstanding hedge contracts at December 31, 2004 are:

                                                 NOTIONAL              PRICE                 MARK-TO-MARKET
COMMODITY                       TERM            VOLUME/DAY             COLLAR                   GAIN (LOSS)

Natural Gas               Jan.1-Mar.31/05       23,810 mcf        $7.51-$11.56/mcf         $          2,348
Crude oil                 Jan.1-Dec. 31/05      1,000 bbls      US $35.00-$48.75/bbl                   (363)
                                                                                           ----------------

Unrealized hedge gain                                                                      $          1,985
                                                                                           =================

The following table outlines the financial agreements entered into subsequent to December 31, 2004:

Natural gas             April 1 - Oct. 31/05     14,286 mcf       $6.21 - $8.87/mcf
Crude oil                Feb. 1 - Dec. 31/05      500 bbls      US $43.00 - $49.51/bbl

      ii)    DEFERRED RISK MANAGEMENT LOSS

             At the beginning of the year, the Company elected not to designate any of its risk management activities as accounting hedges under Accounting Guideline 13 and accordingly accounts for all derivative instruments using the mark-to-market method. As a result, on January 1, 2004, the

             Company recorded a liability and a deferred risk management loss of $10.9 million relating to then outstanding commodity hedges and the interest rate swap. During the year $3.6 million of the deferred loss was charged to earnings. The remaining balance of $7.3 million relates to the interest rate swap and will be charged to earnings in annual amounts of $1.6 million until eliminated in 2009.

      iii)   CROSS CURRENCY INTEREST RATE SWAP

             Concurrent with the closing of the senior notes offering, the Company entered into interest rate swap arrangements with its banking syndicate that convert fixed rate U.S. dollar denominated interest obligations into floating rate Canadian dollar denominated interest obligations. At December 31, 2004, the Company valued the liability relating to future unrealized losses on the swap arrangements to be $11.4 million on a mark-to-market basis.


      iv)    RISK MANAGEMENT LOSSES (GAINS)

             Risk management (gains) and losses recognized during the year relating to the above are summarized below:

                                                          INTEREST
                                           COMMODITY        RATE
                                           CONTRACTS        SWAP         TOTAL
                                           ---------      -------       -------
Unrealized
   Amortization of deferred loss            $ 2,001       $ 1,642       $ 3,643
   Change in fair value                      (3,986)        2,522        (1,464)
                                            -------       -------       -------
                                             (1,985)        4,164         2,179
Realized
   Cash settlements                           9,151        (2,522)        6,629
                                            -------       -------       -------

Total                                       $ 7,166       $ 1,642       $ 8,808
                                            =======       =======       =======

      Risk management losses (gains) of $4,132 and ($4,424) for 2003 and 2002 respectively reflect realized (gains) and losses recognized under hedge accounting.


b)    OTHER FINANCIAL INSTRUMENTS AND RISK

      i)     CREDIT RISK MANAGEMENT

             Accounts receivable include amounts receivable for oil and natural gas sales which are generally made to large credit worthy purchasers and amounts receivable from joint venture partners which are recoverable from production. Accordingly, the Company views credit risks on these amounts as low.

             The Company is exposed to losses in the event of non-performance by counter-parties to financial instruments. The Company deals with major institutions and believes these risks are minimal.

      ii)    FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES

             Other than its senior term notes, the fair values of the Company's financial assets and liabilities that are included in the Company's consolidated balance sheet as at December 31, 2004, approximate their carrying value. The estimated fair value of senior term notes is $218.5 million as of December 31, 2004 (2003 - $231.6 million) based upon market information.

      iii)   FOREIGN CURRENCY RISK MANAGEMENT

             The Company is exposed to fluctuations in the exchange rate between the Canadian dollar and the U.S. dollar. Crude oil and to a certain extent natural gas prices are based upon reference prices denominated in U.S. dollars, while the majority of the Company's expenses are denominated in Canadian dollars. When appropriate, the Company enters into agreements to fix the exchange rate of

             Canadian dollars to U.S. dollars in order to manage the risk. During 2003, a gain of $2.5 million was realized and included in revenue (2002 - $0.4 million). At December 31, 2003, all swaps expired and the Company has not entered into any new arrangements.


16.   CASH FLOW

Changes in non-cash working capital items increased (decreased) cash as follows:

Years ended December 31,                     2004          2003           2002
---------------------------------------------------      --------      ---------

Accounts receivable and other              $(20,176)     $(16,593)     $  1,312
Accounts payable                             39,598        23,635        (2,608)
Taxes payable                                (2,526)        1,541           656
                                           --------      --------      --------

                                           $ 16,896      $  8,583      $   (640)
                                           ========      ========      ========

Operating activities
    Accounts receivable and other          $(19,309)     $ (3,675)     $ (6,480)
    Accounts payable                          9,241         3,452           658
    Taxes payable                            (2,526)        1,541           656
                                           --------      --------      --------
                                            (12,594)        1,318        (5,166)
                                           --------      --------      --------

Financing activities
    Accounts receivable and other               367          (467)           --
    Accounts payable                            (43)         (920)        3,514
                                           --------      --------      --------
                                                324        (1,387)        3,514
                                           --------      --------      --------

Investing activities
    Accounts receivable and other            (1,233)      (12,451)        7,792
    Accounts payable                         30,399        21,103        (6,780)
                                           --------      --------      --------
                                             29,166         8,652         1,012
                                           ========      ========      ========

                                           $ 16,896      $  8,583      $   (640)
                                           ========      ========      ========

Amounts paid during the year relating to interest expense and capital taxes are as follows:

Years ended December 31,                     2004          2003           2002
---------------------------------------------------      --------      ---------
Interest paid                              $28,604        $26,923        $15,042
Current income taxes paid                  $ 4,952        $ 1,485        $ 1,084


17.   COMMITMENTS AND CONTINGENT LIABILITIES

a)    COMMITMENTS

      The Company has committed to certain payments over the next five years, as follows:

                                            2005              2006              2007              2008              2009
                                        --------          --------          --------          --------          --------
Operating leases                        $  5,025          $ 10,985          $  4,548          $     --          $     --
Office rent                                1,268             1,356               249                --                --
MPP partnership distributions              9,172             9,172             9,172             9,172             3,057
Senior notes (US $165 million)                --                --                --                --           198,594
Other                                        136               243                --                --                --
                                        --------          --------          --------          --------          --------

                                        $ 15,601          $ 21,756          $ 13,969          $  9,172          $201,651
                                        ========          ========          ========          ========          ========

b)    LEGAL PROCEEDINGS

      The Company is involved in various legal claims associated with normal operations. These claims, although unresolved at the current time, in management's opinion, are minor in nature and are not expected to have a material impact on the financial position or results of operations of the Company.


18.   UNITED STATES ACCOUNTING PRINCIPLES AND REPORTING

RECONCILIATION OF CONSOLIDATED FINANCIAL STATEMENTS TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP") which, in most respects, conforms to accounting principles generally accepted in the United States of America ("U.S. GAAP"). The significant differences in those principles, as they apply to the Company's statements of earnings, balance sheets and statements of cash flows, are described below.

RECONCILIATION OF NET EARNINGS UNDER CANADIAN GAAP TO U.S. GAAP:

For the years ended December 31,                           NOTE              2004           2003            2002
------------------------------------------------------------------        -----------     ----------     ------------
                                                                                                          (restated
                                                                                                           note F)
Net earnings for year, as reported                                        $   63,633      $ 118,880      $    18,312

Adjustments
   Accretion of asset retirement obligations                 H                     -              -            1,241
   Depreciation and depletion                                H                     -              -              542
   Site restoration provision                                H                     -              -           (1,072)
   Related income taxes                                      H                     -              -             (225)
   Accounting for income taxes                               D                     -           (743)          (5,402)
   Risk management gain (loss), net                          F                 2,236        (14,425)           8,659
                                                                          -----------     ----------     ------------

Net earnings before change in accounting
principle - U.S. GAAP                                                         65,869        103,712           22,055
Cumulative effect of change in accounting
principle, net                                               H                     -         (5,681)               -
                                                                          -----------     ----------     ------------

Net earnings - U.S. GAAP                                                  $   65,869      $  98,031      $    22,055
                                                                          ==========      =========      ===========

CONSOLIDATED STATEMENTS OF EARNINGS - U.S. GAAP

For the years ended December 31,                           NOTE              2004           2003            2002
------------------------------------------------------------------        -----------     ----------     ------------
Revenue, net of royalties                                                 $  298,243      $ 263,999      $   179,100
Expenses
   Operating                                                                  55,655         49,916           45,546
   Transportation                                                              8,595          8,447            8,167
   General and administrative                                                 15,215         12,206            9,845
   Interest and finance charges                                               33,733         30,595           23,197
   Depletion and depreciation                                H                82,554         61,749           54,931
   Foreign exchange (gain) loss                                              (14,631)       (47,368)           1,583
   Accretion of asset retirement obligations                 H                 1,670          1,436            1,072
   Stock-based compensation                                                    3,410            793              190
   Risk management loss (gain)                               F                 5,165         28,428          (13,083)
                                                                          -----------     ----------     ------------
Net  earnings  before  taxes  and   non-controlling                          106,877        117,797           47,652
interest
   Income tax expense                                        F                37,590         14,195           25,597
   Non-controlling interest                                                    3,418           (110)              --
                                                                          -----------     ----------     ------------
Net earnings before change in accounting
  Principle - U.S. GAAP                                                       65,869        103,712           22,055
Cumulative effect of change in accounting
principle, net                                               H                    --        (5,681)               --
                                                                          -----------     ----------     ------------

Net earnings - U.S. GAAP                                                  $   65,869      $  98,031      $    22,055
                                                                          ===========     ==========     ============

Net earnings per common share before change in
  Accounting principle - U.S. GAAP
   Basic                                                                  $     0.56      $    0.89      $      0.19
   Diluted                                                                $     0.53      $    0.85      $      0.19
Net earnings per common share - U.S. GAAP
   Basic                                                                  $     0.56      $    0.84      $      0.19
   Diluted                                                                $     0.53      $    0.80      $      0.19

STATEMENTS OF OTHER COMPREHENSIVE INCOME

For the years ended December 31,                           NOTE              2004           2003            2002
------------------------------------------------------------------        -----------     ----------     ------------
  Net earnings for the year - U.S. GAAP                                   $   65,869      $  98,031      $    22,055
  Accounting for hedging                                     F                     -            858           (1,741)
                                                                          -----------     ----------     ------------

  Comprehensive income                                       E            $   65,869      $  98,889      $    20,314
                                                                          ==========      =========      ===========

CONDENSED CONSOLIDATED BALANCE SHEETS

As at December 31,                           NOTE                     2004                                 2003
------------------------------------------ ---------- -- -------------------------------      --------------------------------
                                                         AS REPORTED        U.S. GAAP          As reported        U.S. GAAP

Assets
   Cash                                        D         $     10,068      $     10,068       $      15,548      $     11,378
   Other current assets                        D              117,098           117,098              94,937            99,107
   Property and equipment                                   1,178,550         1,178,550             942,303           942,303
   Goodwill                                                     7,914             7,914                   -                 -
   Deferred financing charges and other        G                9,729             6,944              11,532             8,109
   Deferred risk management loss               F                7,252                 -                   -                 -
   Unrealized loss on guarantee                I                    -             1,623                   -                 -
                                                         -------------     -------------      --------------     -------------

                                                         $  1,330,611      $  1,322,197       $   1,064,320      $  1,060,897
                                                         =============     =============      ==============     =============

Liabilities and shareholders' equity
   Current liabilities                                   $    345,784      $    345,784       $     253,142      $    253,142
   Senior term notes                           G              198,594           195,809             213,246           209,823
   Asset retirement obligations                                18,006            18,006              17,329            17,329
   Unrealized hedge liability                  F               11,416            11,416                   -            10,895
   Guarantee obligation                        I                    -             1,623                   -                 -
   Future income taxes                       C,F,H            261,196           258,357             223,807           219,561
   Non-controlling interest                                    71,537            71,537                (110)             (110)
                                                         -------------     -------------      --------------     -------------

                                                              906,533           902,532             707,414           710,640
                                                         -------------     -------------      --------------     -------------

   Capital stock                               D              135,526           165,513             131,577           161,564
   Contributed surplus                                          3,840             3,840                 760               760
   Retained earnings                                          284,712           250,312             224,569           187,933
                                                         -------------     -------------      --------------     -------------

                                                              424,078           419,665             356,906           350,257
                                                         -------------     -------------      --------------     -------------

                                                         $  1,330,611      $  1,322,197       $   1,064,320      $  1,060,897
                                                         =============     =============      ==============     =============

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31,                                  2004             2003              2002
-------------------------------------------------------- ---- -------------    -------------     --------------
Operating activities
   Net earnings                                               $     65,869     $     98,031      $      22,055
   Amortization of deferred charges and other                        2,101            2,208              1,367
   Depletion and depreciation                                       82,554           61,749             54,931
   Accretion of asset retirement obligations                         1,670            7,117              1,072
   Unrealized foreign exchange (gain) loss                         (14,652)         (47,388)             1,583
   Future income taxes                                              34,839           10,913             24,169
   Unrealized risk management (gain) loss                           (1,464)          24,296             (8,659)
   Other                                                             6,214           (2,033)              (446)
   Change in non-cash working capital                               20,742           20,525            (16,702)
                                                              -------------    -------------     --------------
Cash from operating activities                                     197,873          175,418             79,370
                                                              -------------    -------------     --------------

Cash from financing activities                                     111,179          121,443             75,780
                                                              -------------    -------------     --------------

Cash used in investing activities                                 (310,362)        (285,483)          (155,150)
                                                              -------------    -------------     --------------

Change in cash                                                      (1,310)          11,378                 --

Cash, beginning of year                                             11,378               --                 --
                                                              -------------    -------------     --------------

Cash, end of year                                             $     10,068     $     11,378      $          --
                                                              =============    =============     ==============

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

a)    FULL COST ACCOUNTING

      The full cost method of accounting for crude oil and natural gas operations under Canadian and U.S. GAAP differ in the following respects. Under U.S. GAAP, an impairment test is applied to ensure the unamortized capitalized costs in each cost centre do not exceed the sum of the present value, discounted at 10%, of the estimated constant dollar, future net operating revenue from proved reserves plus unimpaired unproved property costs less applicable taxes. Under Canadian GAAP, a similar impairment test calculation is performed with the exception that cash flows from proved reserves are undiscounted and utilize escalated pricing to determine whether impairments exist. If an impairment exists, then the amount of the write down is determined using the fair value of reserves. The Company has completed a impairment test calculation at December 31, 2004 and for all prior years, with no write-downs required under either Canadian or U.S. GAAP.

b)    STOCK-BASED COMPENSATION

      Under Canadian GAAP, compensation costs have been recognized in the consolidated financial statements for stock options granted to employees and directors on or after January 1, 2003. For the effect on periods prior to 2003 of stock-based compensation on the Canadian GAAP financials, which would be the same adjustment under U.S. GAAP, see Note 11.


c)    FUTURE INCOME TAXES

      Under U.S. GAAP enacted tax rates are used to calculate future taxes, whereas Canadian GAAP uses substantively enacted tax rates. The future income tax adjustments included in the reconciliation of net earnings under Canadian GAAP to U.S. GAAP and the balance sheet effects include the effect of such rate differences, if any, as well as the tax effect of the other reconciling items noted.

      The net future income tax liability is comprised of:

           As at December 31,                                                      2004             2003
           ----------------------------------------------------------------     -----------      ------------
           Future income tax liabilities
               Property and equipment                                           $  199,931       $   169,855
               Timing of partnership items                                          67,089            62,975
               Foreign exchange gain on long-term debt                              10,169             7,934
           Future income tax assets
               Attributed Canadian royalty income                                   (9,015)           (9,667)
               Asset retirement obligations                                         (6,057)           (6,024)
               Non-capital losses carried forward                                      (53)             (789)
               Other                                                                (3,707)           (4,723)
                                                                                ----------       -----------
                                                                                $  258,357       $   219,561
                                                                                ==========       ===========

d)    FLOW THROUGH SHARES

      U.S. GAAP requires flow-through shares be recorded at their fair value without any adjustment for the renouncement of the tax deductions and any temporary difference resulting from the renouncement must be recognized in the determination of tax expense in the year incurred.

      There were no flow-through shares issued in 2004. The impact of recording flow-through shares at their fair value for the year ended December 31, 2003, was to increase the future income tax provision by $0.7 million (2002 - $5.4 million) and to increase capital stock by a corresponding amount.

      During 2003, the Company received $4.2 million in proceeds from the issuance of flow-through shares of which $4.2 million remained unspent as at December 31, 2003 (2002 - $17.6 million). Accordingly, under U.S. GAAP, these proceeds would be disclosed separately on the balance sheet as restricted cash and would not be treated as cash or cash equivalents for statement of cash flow reporting purposes. At December 31, 2002, the separate disclosure of restricted cash resulted in a negative ending cash balance which was reallocated to short term debt and reflected as a financing activity in the consolidated statements of cash flow.

e)    COMPREHENSIVE INCOME

      Statement of Financial Accounting Standards 130, "Comprehensive Income", requires the reporting of comprehensive income in addition to net earnings. Comprehensive income includes net income plus other comprehensive income. Management believes that it has no comprehensive income other than as described under Note 18(f).

f)    DERIVATIVE INSTRUMENTS AND HEDGING

      On January 1, 2004, the Company implemented under Canadian GAAP, EIC 128 which requires derivatives not designated as hedges to be recorded on the balance sheet as either assets or liabilities at their fair value. Changes in the derivative's fair value are recognized in current period earnings. Under the transitional rules, any gain or loss at the implementation date is deferred and recognized into revenue once realized. At January 1, 2004 a deferred loss was recognized in the amount of $10.9 million. During the year, $3.6 million of the deferred loss was charged to earnings. The remaining balance of $7.3 million relates to the interest rate swap and will be recognized in annual amounts of $1.6 million until eliminated in 2009. Currently, the Company has not designated any of its financial instruments as hedges for accounting purposes.

      For U.S. GAAP, the Company adopted Statement of Financial Accounting Standards ("SFAS") 133 effective January 1, 2001. SFAS 133 requires all derivatives to be recorded on the balance sheet as either assets or liabilities at their fair value. Changes in the derivative's fair value are recognized in current period earnings unless specific hedge accounting criteria are met. To eliminate future GAAP reconciling items the Company has not designated any of its financial instruments, for year ended December 31, 2004, as hedges for U.S. GAAP purposes under SFAS 133.

      The deferred loss, recognized at January 1, 2004 under the Canadian GAAP transitional provision of EIC 128, has already been recognized in earnings for U.S. GAAP and becomes a reconciling item at December 31, 2004.

f)    DERIVATIVE INSTRUMENTS AND HEDGING (CONTINUED)

      Prior to January 1, 2004, the natural gas and crude oil futures contracts were accounted for as cash flow hedges. These contracts were recorded at fair value on the balance sheet as a $2.0 million liability at December 31, 2003 . The effective portion of the change in fair value is recorded in comprehensive income, net of tax. The ineffective portion of the change in fair value was recorded in net earnings, net of tax. The effective portion of these commodity contracts was a $0.9 million gain, which is recorded in comprehensive income as at December 31, 2003 (2002 - $1.7 million loss). The ineffective portion of these commodity contracts is $nil which is recorded in net earnings as at December 31, 2003 (2002 - $253 thousand loss).

      During 2003, it was determined that the interest rate swap arrangements relating to the Company's senior term notes, Note 7, do not qualify for hedge accounting in accordance with SFAS 133 and should be accounted for on a mark-to-market basis. Accordingly, 2002 comparative amounts have been restated to reflect the appropriate accounting treatment. As a result, the change in the fair value of the interest rate swap arrangements of $15.4 million, previously recorded as an increase to the senior term notes, was charged to earnings, net of the future income taxes of $6.5 million, with a corresponding increase in net earnings and retained earnings of $8.9 million. Basic earnings per share and diluted earnings per share for the year ended December 31, 2002, increased $0.07 and $0.08 per share respectively, as a result of the restatement.

g)    DEFERRED FINANCING CHARGES

      Under U.S. GAAP, discounts on long-term debt are classified as a reduction of long-term debt rather than as deferred financing charges. At December 31, 2004 deferred financing charges and senior term notes were reduced by $2.8 million (2003 - $3.4 million).

h)    ASSET RETIREMENT OBLIGATIONS

      In 2003, the Company early adopted the Canadian Accounting Standard for asset retirement obligations, as outlined in the CICA handbook, section 3110. This standard is equivalent to U.S. SFAS 143, "Accounting for Asset Retirement Obligations", which was effective for fiscal periods beginning on or after January 1, 2003. Early adopting the Canadian standard eliminated a U.S. GAAP reconciling item in respect to accounting for the obligations. However, a difference is created in how the transition amounts are disclosed. U.S. GAAP requires the cumulative impact of a change in an accounting principle be presented in the current year consolidated statement of earnings and prior periods not be restated. Consequently, prior year comparative periods, under U.S. GAAP, have been revised to eliminate the prior period restatement made under Canadian GAAP.

i)    GUARANTEE

      As discussed in Note 4 to the consolidated financial statements, Mazeppa Processing Partnership ("MPP") has guaranteed payment of certain obligations of its limited partner under a credit agreement between the limited partner and a syndicate of lenders. Canadian GAAP requires disclosure only, of this type of financial arrangement. U.S. GAAP under FIN 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", requires the fair valuation of the guarantee and the inclusion of the liability in the consolidated balance sheets.

j)    STATEMENTS OF CASH FLOW

      The consolidated statements of cash flow include under investing activities, changes in working capital for items not affecting cash, such as accounts payable and accounts receivable, related to the non-cash elements of property and equipment additions. This presentation is not permitted under U.S. GAAP. The amount at December 31, 2004 of $29.2 million (2003 - $8.7 million, 2002 - $1.0 million) has been reallocated to the change in non-cash operating working capital for U.S. GAAP presentation purposes.

k)    RECEIVABLE AND PAYABLE AMOUNTS

      As at December 31,                                                                 2004             2003
      ---------------------------------------------------------------------          ------------     -----------
      (in thousands of Canadian dollars)

      Accounts receivable and other includes the following:
          Revenue receivable                                                         $    72,510      $    63,687
          Joint interest receivable                                                       32,077           21,685
          Other receivables                                                               12,511           13,735
                                                                                     ------------     -----------

                                                                                     $   117,098      $    99,107
                                                                                     ===========      ===========


      As at December 31,                                                                 2004             2003
      ---------------------------------------------------------------------          ------------     -----------
      (in thousands of Canadian dollars)

      Accounts payable and accrued liabilities includes the following:
          Trade payables                                                             $    97,608      $    67,753
          Royalties payable                                                               18,488           10,920
          Other payables                                                                   9,387            7,212
                                                                                     ------------     -----------

                                                                                     $   125,483      $    85,885
                                                                                     ===========      ===========

l)    RECENT ACCOUNTING PRONOUNCEMENTS

      During 2004, the following new standards were issued:

      EXCHANGE OF NON-MONETARY ASSETS

      In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153 "Exchanges of Non-monetary Assets - an amendment of APB Opinion No. 29". This Statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of this Standard is not expected to have any material impact on the Company's financial position or results of operations.

      SHARE-BASED PAYMENT

      Also in December 2004, the FASB issued revised SFAS No. 123 "Share-Based Payment". This Statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions. The Statement replaces FASB Statement No. 123 "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25 "Accounting for Stock Issued to Employees". The provisions of this Statement will be effective for the Company beginning with its fiscal year ending 2006. The Company is currently evaluating the impact this new Standard will have on its operations, but believes that it will not have a material impact on the Company's financial position or results of operations.

SUPPLEMENTAL OIL AND NATURAL GAS INFORMATION (UNAUDITED)

A)   NET PROVED OIL AND NATURAL GAS RESERVES

The net proved oil and natural gas reserve estimates as at December 31, 2004, 2003 and 2002 set forth below were prepared in accordance with guidelines established by the Securities and Exchange Commission and accordingly were based on existing economic and operating conditions. Oil and natural gas prices in effect as of the respective year ends were used without any escalation except in those instances where the sale is covered by contract, in which case the applicable contract price is used. Operating costs, royalties and future development costs were based on current costs with no escalation.

There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact. Moreover, the present value should not be construed as the current market value of the Company's oil and natural gas reserves or the costs that would be incurred to obtain equivalent reserves. All of the reserves are located in Canada.

Estimated Quantities of Reserves

                                                                   Years ended December 31,
                                        --------------------------------------------------------------------------------
                                                  2004                        2003                       2002
                                        --------------------------------------------------------------------------------
                                          CRUDE OIL      NATURAL     Crude oil      Natural      Crude oil     Natural
                                          & NGL'S         GAS        & NGL's         Gas         & NGL's        Gas
                                          (MBBLS)       (MMCF)       (mbbls)        (mmcf)       (mbbls)      (mmcf)
                                        --------------------------------------------------------------------------------
Balance, beginning of year                    14,542      326,573        10,723       314,501        9,777      262,448
   Revisions of previous estimates             2,797       16,547         2,297       (12,821)         529       11,712
   Extensions, discoveries and
      other additions                          3,026       47,713         2,869        54,128        1,829       58,853
   Acquisitions of minerals in place             427        9,444           404         2,333          514       18,805
   Dispositions of minerals in place            (440)      (3,160)            -             -          (84)      (5,343)
   Production                                 (1,581)     (37,142)       (1,751)      (31,568)      (1,842)     (31,974)
                                        --------------------------------------------------------------------------------

Balance, end of year                          18,771      359,975        14,542       326,573       10,723      314,501
                                        ================================================================================

Proved developed reserves
   Balance, beginning of year                 10,309      288,899         9,723       293,836        8,938      232,319
   Balance, end of year                       14,265      292,306        10,309       288,899        9,723      293,836
                                        ================================================================================


B) CAPITALIZED COSTS RELATED TO OIL AND NATURAL GAS ACTIVITIES

The aggregate capitalized costs of oil and natural gas activities and costs incurred in oil and natural gas property acquisitions, development and exploration activities are as follows (excluding MPP and parts inventory):

Capitalized costs

  As at December 31,                                                                       2004             2003
  --------------------------------------------------------------------------------     -------------     ------------
   (in thousands of Canadian dollars)
  Proved properties                                                                $      1,218,826  $       939,598
  Unproved properties:
      Acquisition                                                                           117,194          103,977
      Exploration                                                                            83,238           69,820
  Accumulated depletion and depreciation                                                   (318,583)        (238,413)
                                                                                       -------------     ------------

                                                                                   $      1,100,675  $       874,982
                                                                                       =============     ============

Costs incurred on unproved properties

                                                            Includes costs incurred in
                                        ----------------------------------------------------------
  As at December 31,                       CUMM.                                           Prior
                                           2004         2004        2003        2002       Years
  ------------------------------------  ----------  ----------  ----------  ----------  ----------
  (in thousands of Canadian dollars)
  Acquisition                          $  117,194  $   13,217  $    2,933  $   (9,720) $  110,764
  Exploration                              83,238      13,418      15,615       4,000      50,205
                                        ----------  ----------  ----------  ----------  ----------

                                       $  200,432  $   26,635  $   18,548  $   (5,720) $  160,969
                                        ==========  ==========  ==========  ==========  ==========

Costs incurred

  Years ended December 31,                                           2004           2003           2002
  ------------------------------------------------------------  -------------  --------------  -------------
  (in thousands of Canadian dollars)

  Acquisition costs (net of disposition)
      Proved properties                                        $      12,686  $       11,224  $      27,157
      Unproved properties                                             13,217           2,933         (9,720)
  Development costs
      Development of proved undeveloped reserves                      60,227          25,232         21,280
      Other                                                          136,198         115,612         52,971
  Exploration costs                                                   76,648          64,615         63,462
                                                                -------------  --------------  -------------

  Total costs incurred                                         $     298,976  $      219,616  $     155,150
                                                                =============  ==============  =============

Costs are transferred into the depletion base on an ongoing basis as the undeveloped properties are evaluated and proved reserves are established or impairment determined. Pending determination of proved reserves attributable to the above costs, the Company cannot assess the future impact on the amortization rate.

C) STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND CHANGES THEREIN RELATING TO PROVED OIL AND NATURAL GAS RESERVES

The standardized measure of discounted future net cash flows and changes therein relating to proved oil and natural gas reserves ("Standardized Measure") does not purport to present the fair market value of the Company's oil and natural gas properties. An estimate of such value should consider, among other factors, anticipated future prices of oil and natural gas, the probability of recoveries in excess of existing proved reserves and acreage prospects, and perhaps different discount rates. It should be noted that estimates of reserve quantities, especially from new discoveries, are inherently imprecise and subject to substantial revisions. The computation also excludes values attributable to the Company's midstream interests, referred to in the Financial Statements as MPP.

Under the Standardized Measure, future cash inflows were estimated by applying year end prices, adjusted for contracts currently in place to deliver production to the estimated future production of year end proved reserves. Future cash inflows were reduced by estimated future production and development costs based on year end costs to determine pre-tax cash inflows. Future taxes were computed by applying the statutory tax rate to the excess of pre-tax cash inflows over the Company's tax basis in the associated proved oil and natural gas properties. Tax credits and net operating loss carry forwards were also considered in the future income tax calculation. Future net cash inflows after income taxes were discounted using a 10 percent annual discount rate to arrive at the Standardized Measure.


  Years ended December 31,                                          2004            2003            2002
  -----------------------------------------------------------  --------------  --------------  -------------
  (in thousands of Canadian dollars)
  Future cash inflows                                         $    3,160,270  $    2,467,604  $   2,460,747
  Future production costs                                           (971,392)       (785,187)      (507,576)
  Future development costs                                          (102,557)        (76,708)       (56,209)
                                                               --------------  --------------  -------------

  Future net cash flows                                            2,086,321       1,605,709      1,896,962
  Income taxes                                                      (539,539)       (460,291)      (733,434)
                                                               --------------  --------------  -------------

  Total undiscounted future net cash flows                         1,546,782       1,145,418      1,163,528
  10 percent annual discount for estimated timing of
     cash inflows                                                   (793,904)       (592,409)      (509,831)
                                                               --------------  --------------  -------------

  Standardized measure of discounted
      future net cash flows                                   $      752,878  $      553,009  $     653,697
                                                               =============   ==============  =============

(1)   The Company  estimates  that it will incur $31.4  million in 2005,  $24.1 million in 2006 and $5.6 million in
      2007 to develop proved undeveloped reserves.

The following table sets forth an analysis of changes in the standardized measure of discounted future net cash flows from proved oil and natural gas reserves:

  Years ended December 31,                                         2004            2003            2002
  -----------------------------------------------------------  --------------  --------------  -------------
   (in thousands of Canadian dollars)
  Beginning of year                                           $      553,009  $      653,697  $     317,461
     Sales of production, net of production costs                   (226,408)       (197,323)      (126,745)
     Net change in sales prices, net of production costs              42,728         (64,509)       502,652
     Extensions, discoveries and additions                           161,106         144,565        198,811
     Changes in estimated future development costs                   (54,838)        (39,965)       (58,187)
     Development costs incurred during the period which
        reduced future development costs                             184,053          85,586         66,881
     Revisions in quantity estimates                                 306,271         (69,386)        70,721
     Accretion of discount                                            75,908         101,612         42,348
     Purchase of reserves                                             (7,749)          6,328         55,129
     Sales of reserves                                                 4,416               -        (20,051)
     Net change in income tax                                        (42,270)        156,350       (234,813)
     Changes in production rates (timing) and other                 (243,348)       (223,946)      (160,510)
                                                               --------------  --------------  -------------

  Standardized measure, end of year                           $      752,878  $      553,009  $     653,697
                                                               ==============  ==============  =============